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                                                                    Exhibit 99.1

LAS VEGAS, April 13 -- Citing continued uncertainty over how Nevada will resolve its energy crisis, the board of directors of Sierra Pacific Resources (NYSE: SRP
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- news) today announced it will not be paying the dividend historically paid on
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May 1st. The board will address the company's dividend and dividend policy at the board meeting scheduled for May 21, in conjunction with the annual shareholders' meeting.

"The dividend is vitally important in retaining investor confidence in Nevada at a time when new energy infrastructure is so critical to protecting consumers from this crisis," said Walt Higgins, president and CEO. "However, it is equally important that our dividend reflect our current financial condition and the continued uncertainty about the energy crisis."

"We recognize that this decision is painful to shareholders who have already suffered an unprecedented drop in the value of their investment," said Higgins. "However, it is really the only decision that can be made until we can get a more definitive view of how and when this crisis can be resolved."

The board also directed the company to continue a range of cost control programs that have been undertaken to reduce all expenses other than those associated with safety and customer service. The reductions have focused on non-critical activities and have included a slowdown in hiring, reduced administrative expenses, and elimination of incentive pay this year for executive staff.

Headquartered in Reno, Nev., Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Co., the electric utility for southern Nevada, and Sierra Pacific Power Co., the electric utility for most of northern Nevada and the Lake Tahoe area of California, and a natural gas and water distributor in the Reno-Sparks area. Other subsidiaries include the Tuscarora Gas Pipeline Co., which owns 50 percent interest in an interstate natural gas transmission partnership and Sierra Pacific Communications, a telecommunications company.

This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000. This report has been filed with the Securities and Exchange Commission and is available without charge through the EDGAR system at its Web site, www.sec.gov.
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